Exhibit 10.44

UNIVERSAL COMPRESSION HOLDINGS, INC.
SUMMARY OF COMPENSATION FOR
DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Directors who are employees receive no separate compensation for Board service. As of the filing of the Company’s annual report on Form 10-K for the year ended December 31, 2006, non-employee directors receive the following for their service on the Board:

•                     An annual retainer of $30,000 for serving on the Board.

•                     An annual fee for serving as Chair of a Committee. These fees are as follows: $10,000 for the Audit Committee Chair; $5,000 for the Compensation Committee Chair; and $5,000 for Nominating and Corporate Governance Committee Chair.

•                     Fees for meeting attendance of between $500 and $1,000 per Board or Committee meeting attended, except in the case of a Committee Chair, who will receive $1,500 per Committee meeting attended.

•                     Reimbursement for reasonable out-of-pocket expenses.

Non-employee directors also receive stock option awards under the Universal Compression Holdings, Inc.’s Incentive Stock Option Plan with a target value equal to $125,000 (with an assumed option valuation rate as a percentage of face value) rounded to the nearest 100 options.

Named Executive Officers

The named executive officers (as such term is defined under the rules and regulations of the Securities and Exchange Commission) of the Company serve at the discretion of the Board of Directors. From time to time, the Compensation Committee of the Board of Directors reviews and determines the salaries that are paid to the Company’s executive officers. The following are the annualized base salaries for the named executive officers effective as of the filing of the Company’s annual report on Form 10-K for the year ended December 31, 2006:

Name	Base Salary

Stephen A. Snider, Chairman, President and Chief Executive Officer	$550,000
Ernie L. Danner, Executive Vice President and Chief Operating Officer	$355,000
J. Michael Anderson, Sr. Vice President and Chief Financial Officer	$310,000
D. Bradley Childers, Sr. Vice President	$300,000
Kirk E. Townsend, Sr. Vice President	$315,000

Named executive officers are also eligible to participate in an Officer’s Incentive Plan, which provides such executive officers with the potential to earn a cash bonus expressed as a percentage of salary. The Officer’s Incentive Plan for the transition period beginning April 1, 2006 and ending December 31, 2006 was approved by the Compensation Committee of the Board of Directors on May 1, 2005.  The nine-month measurement period was a result of the Board of Directors’ decision, in December 2005, to change the Company’s fiscal year end from March 31 to December 31.

The named executive officers are also eligible to participate in the following:

•                     Universal Compression Holdings, Inc.’s Incentive Stock Option Plan;

•                     Universal Compression Holdings, Inc.’s Restricted Stock Plan;

•                     Universal Compression, Inc.’s Employees’ Supplemental Savings Plan;

•                     Universal Compression Holdings, Inc.’s Employee Stock Purchase Plan;

•                     the Company’s broad-based benefit programs available to its salaried employees, including 401(k), health, disability and life insurance programs.